Exhibit 5.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SUITE 2000 SAN FRANCISCO, CA 94104 +1 415 772 1200 +1 415 772 7400 FAX AMERICA • ASIA PACIFIC • EUROPE

January 25, 2023

Mercedes-Benz Retail Receivables LLC
35555 W. Twelve Mile Rd., Suite 100
Farmington Hills, MI  48331

Re:	Mercedes-Benz Auto Receivables Trust 2023-1

Ladies and Gentlemen:

We have acted as special counsel to Mercedes-Benz Retail Receivables LLC, a Delaware limited liability company (the “Depositor”), in connection with the sale by the Depositor of $657,500,000 aggregate principal amount of 5.09% Class A-2 Asset Backed Notes (the “Class A-2 Notes”), $657,500,000 aggregate principal amount of 4.51% Class A-3 Asset Backed Notes (the “Class A-3 Notes”) and $118,600,000 aggregate principal amount of 4.31% Class A-4 Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-2 Notes and the Class A-3 Notes, the “Offered Notes”) of Mercedes-Benz Auto Receivables Trust 2023-1 (the “Issuer”) pursuant to an underwriting agreement, dated January 18, 2023 (the “Underwriting Agreement”), among the Depositor, Mercedes-Benz Financial Services USA LLC (“MBFS USA”) and MUFG Securities Americas Inc., BofA Securities, Inc. and SG Americas Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”).  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Underwriting Agreement.

The Offered Notes will be issued pursuant to an indenture, dated as of January 1, 2023 (the “Indenture”), between the Issuer and U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”).  The Issuer is a Delaware statutory trust governed by an amended and restated trust agreement, dated as of January 1, 2023 (the “Trust Agreement”), between the Depositor and Wilmington Trust, National Association, as owner trustee (the “Owner Trustee”).  The assets of the Issuer will consist primarily of a pool of motor vehicle retail installment sale contracts and installment loans.

The Depositor has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SF-3 (Registration No. 333-266303) for the registration of asset-backed securities under the Securities Act of 1933, as amended (the “Securities Act”).  Such registration statement, as amended to the date hereof, is hereinafter called the “Registration Statement”.  In connection with the sale of Offered Notes under the Registration Statement, the Depositor has prepared a prospectus, dated January 18, 2023 (the “Prospectus”).

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Mercedes-Benz Retail Receivables LLC
January 25, 2023

As special counsel to the Depositor, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion letter.

In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from sites on the internet and the authenticity of the originals of such latter documents.  As to facts relevant to this opinion letter, we have relied, without independent investigation, upon certificates and oral or written statements and representations of public officials and officers and other representatives of the Depositor, MBFS USA and others.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.          The Depositor is a limited liability company validly existing under the laws of the State of Delaware.

2.          The Offered Notes, when executed and delivered by the Owner Trustee and when authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters against the consideration set forth in the Underwriting Agreement, will be validly issued and entitled to the benefits of the Indenture and the Offered Notes will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

The foregoing opinions are subject to the following qualifications, exceptions, assumptions and limitations:

A.         The foregoing opinions are limited to matters arising under the Delaware Limited Liability Company Act and the laws of the State of New York.  We express no opinions as to the laws, rules or regulations of any other jurisdiction or, in the case of the State of Delaware, any other Delaware laws, or as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, in each case as to any matters arising thereunder or relating thereto.

B.          We express no opinion as to any provision of any instrument, agreement or other document: (i) regarding severability of the provisions thereof; (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; (iii) regarding waiver of usury, stay, extension or similar laws; (iv) regarding specific performance or the grant of any power of attorney; or (v) requiring any party to take further action or to enter into further agreements or instruments or to provide further assurances.  In addition, we wish to advise you that rights to indemnity and contribution may be limited by applicable law or public policy.

Mercedes-Benz Retail Receivables LLC
January 25, 2023

C.          Our opinion in paragraph (2), above, above is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief and including, to the extent applicable, the rights of creditors of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates.

The opinions expressed herein are expressed and made as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to a current report on Form 8-K to be filed by the Depositor or the Issuer.  By such consent we do not concede that we are an “expert” for the purposes of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Prospectus or the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP